Exhibit 99.1




[First Federal Bancshares of Arkansas, Inc. Logo]                         FOR
                                                                    IMMEDIATE
                                                                      RELEASE


1401 Highway 62/65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                   Larry J. Brandt/President-CEO
Harrison, AR  72602                                  Tommy Richardson/EVP-COO
                                                      Sherri Billings/EVP-CFO
                                                                 870-741-7641

           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
               ANNOUNCES RECORD EARNINGS FOR 2005

Harrison, Arkansas - January 24, 2006 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank"), announced today that the Corporation's net income amounted to $1,901,000 or $0.38 basic earnings per share and $0.37 diluted earnings per share during the fourth quarter of 2005 compared to net income of $2,016,000 or $0.40 basic earnings per share and $0.38 diluted earnings per share during the fourth quarter of 2004. Earnings for the twelve months ended December 31, 2005 amounted to $7,850,000 or $1.57 basic earnings per share and $1.50 diluted earnings per share compared to earnings of $7,805,000 or $1.54 basic earnings per share and $1.45 diluted earnings per share for the same period ended December 31, 2004. Book value or stockholders' equity per share, at December 31, 2005, was $15.42.

Larry J. Brandt, CEO for the Corporation said, "I am pleased to report another record year of profits, with $7.9 million in net income and $1.50 diluted earnings per share for the year ended December 31, 2005. Our assets grew to a record $852 million, an increase of $101 million or 13% from the previous year end. This growth was driven by another year of outstanding loan growth in Northwest Arkansas. In 2005, we also continued to expand our branch network, opening our third office in Mountain Home and constructing new branches in Springdale and Centerton, which are
nearing completion.   We plan to build on our 2005 successes
during the coming year by continuing to grow our bank and increasing our presence in the region with additional branch expansion."

Total assets at December 31, 2005 amounted to $852.4 million, total liabilities were $774.6 million and stockholders' equity totaled $77.8 million or 9.1% of total assets. This compares with total assets of $751.7 million, total liabilities of $676.4 million and stockholders' equity of $75.3 million or 10.0% of total assets at December 31, 2004. At December 31, 2005 compared to December 31, 2004, cash and cash equivalents increased $5.1 million or 31.9%, Federal Home Loan Bank stock increased $3.5 million or 72.5%, net loans receivable increased $85.0 million or 13.4% and office properties and equipment increased by $3.2 million or 21.1%. The $98.2 million or 14.5% increase in total liabilities was primarily due to an increase of $68.5 million or 76.3% in Federal Home Loan

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Bank ("FHLB") of Dallas advances and an increase in deposits of
$29.2 million or 5.0%. The increases in deposits and FHLB advances were used to fund loan growth. The increase in office properties and equipment was due to land purchased for branch expansion, construction costs for new branches in Mountain Home, Springdale and Centerton, and renovation of certain existing branch locations. Stockholders' equity increased during the year ended December 31, 2005 primarily due to net income in the amount of $7.9 million resulting from continued profitable operations as well as the issuance of 262,529 shares of treasury stock totaling $2.2 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 307,887 shares of treasury stock totaling $7.6 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $2.5 million.

Nonperforming assets amounted to $14.1 million or 1.65% of total assets at December 31, 2005, compared to $8.5 million or 1.13% of total assets at December 31, 2004. The increase was primarily due to two commercial relationships totaling approximately $5.5 million. The allowance for loan losses amounted to $2.1 million or .27% of total loans at December 31, 2005 and $1.8 million or ..26% of total loans at December 31, 2004.

Net interest income, the primary component of net income, increased from $6.4 million and $25.0 million for the three and twelve months ended December 31, 2004, respectively, to $6.8 million and $26.5 million for the comparable periods in 2005. Net interest margin for the three months and twelve months ended December 31, 2005 was 3.44% and 3.51%, respectively, compared to 3.73% and 3.75%, respectively, for the same periods in 2004.

The provision for loan losses decreased $77,000 to $280,000 for the three month period ended December 31, 2005 compared to $357,000 for the three month period ended December 31, 2004 and increased $81,000 to $1,101,000 for the twelve month period ended December 31, 2005 compared to $1,020,000 for the twelve month period ended December 31, 2004.

Noninterest income increased $165,000 or 9.8% to $1.8 million for the three month period ended December 31, 2005 compared to $1.7 million for the three months ended December 31, 2004 and increased $687,000 or 11.0% to $7.0 million for the twelve month period ended December 31, 2005 compared to $6.3 million for the twelve months ended December 31, 2004. The increases in noninterest income for the three months and twelve months ended December 31, 2005 compared to the same periods ended December 31, 2004 were primarily due to increases in deposit fee income.

Noninterest expenses increased $829,000 or 17.5% between the 2004 and 2005 three month periods ended December 31 and increased $2.0 million or 10.6% between the 2004 and 2005 twelve month periods ended December 31. The increases for the three and twelve month periods ended December 31, 2004 were primarily due to increases in salaries and employee benefits and expense related to advertising and public relations.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 71st year, conducts business from 17 full-service branch locations, one stand-alone loan production office, and 28 ATMs

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located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866)
AIC-FFBH toll free or by email at aic@ffbh.com.


                    Financial Tables Attached



































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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (In thousands of dollars)
                           (Unaudited)


                                                   December 31,  December 31,
                                                       2005          2004
                                                   ------------  ------------
ASSETS

Cash and cash equivalents                         $   21,109    $   16,003
Investment securities held to maturity                56,695        56,660
Federal Home Loan Bank stock                           8,412         4,876
Loans receivable, net                                719,214       634,217
Accrued interest receivable                            7,490         4,427
Real estate acquired in settlement of loans, net         892           563
Office properties and equipment, net                  18,522        15,295
Cash surrender value of life insurance                18,654        17,897
Prepaid expenses and other assets                      1,423         1,727
                                                   ------------  ------------
  TOTAL ASSETS                                    $  852,411    $  751,665
                                                   ============  ============


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                          $  611,667    $  582,424
Federal Home Loan Bank advances                      158,240        89,756
Advance payments by borrowers for
  taxes and insurance                                    847           757
Other liabilities                                      3,815         3,427
                                                   ------------  ------------
  Total liabilities                                  774,569       676,364

TOTAL STOCKHOLDERS' EQUITY                            77,842        75,301
                                                   ------------  ------------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                          $  852,411    $  751,665
                                                   ============  ============










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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               AND RELATED SELECTED OPERATING DATA
      (In thousands of dollars, except earnings per share)
                           (Unaudited)


                                 Three Months Ended     Twelve Months Ended
                                      Dec. 31,                Dec. 31,
                                 ------------------     -------------------
                                   2005       2004        2005        2004
                                 -------    -------     -------     -------

Interest income               $  12,573   $  10,194   $  46,085   $  39,370
Interest expense                  5,754       3,779      19,604      14,338
                                 ------      ------      ------      ------
Net interest income               6,819       6,415      26,481      25,032
Provision for loan losses           280         357       1,101       1,020
                                 ------      ------      ------      ------
Net interest income after
  provision for loan losses       6,539       6,058      25,380      24,012
Noninterest income                1,849       1,684       6,961       6,274
Noninterest expenses              5,580       4,751      20,768      18,783
                                 ------      ------      ------      ------
Income before income taxes        2,808       2,991      11,573      11,503
Income tax provision                907         975       3,723       3,698
                                 ------      ------      ------      ------
Net income                    $   1,901   $   2,016   $   7,850   $   7,805
                                 ======      ======      ======      ======


Earnings Per Share:

  Basic                       $    0.38   $    0.40   $    1.57   $    1.54
                                 ======      ======      ======      ======

  Diluted                     $    0.37   $    0.38   $    1.50   $    1.45
                                 ======      ======      ======      ======

  Cash Dividends Declared     $    0.13   $    0.11   $    0.50   $    0.42
                                 ======      ======      ======      ======



Selected Operating Data
  (Quarter Annualized):
------------------------
Interest rate spread               3.34%       3.62%       3.41%       3.64%
Net interest margin                3.44%       3.73%       3.51%       3.75%
Return on average assets           0.89%       1.10%       0.97%       1.09%
Noninterest expenses to
  average assets                   2.62%       2.58%       2.57%       2.63%
Return on average equity           9.79%      10.76%      10.27%      10.37%





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